Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES $25 MILLION

SHARE REPURCHASE PROGRAM

HOUSTON — DECEMBER 18, 2014 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, distribution and control of electrical energy, today announced that its Board of Directors has authorized the repurchase of up to $25 million in shares of the Company’s common stock. The repurchase program will be funded from cash on hand and cash provided from operating activities.

Michael A. Lucas, President and Chief Executive Officer, stated, “Over the past three years, we have committed over $150 million in core infrastructure investments in new facilities, machinery and equipment, and business systems. We continue to generate significant cash from operating activities and with our cash on hand and revolving credit facility, we believe we have ample capacity to pursue our growth plans. The repurchase of our own shares is an attractive use of our capital and demonstrates the Board’s confidence in our long-term strategy.”

The time of the purchases and amount of stock purchased will be determined at the discretion of management subject to market conditions, business opportunities, amendments to existing credit agreements, and other appropriate factors and may include purchases through one or more broker-assisted plans and methods, including, but not limited to, open-market purchases, privately negotiated transactions and Rule 10b5-1 trading plans. The share repurchase program will expire on December 31, 2015.

Powell Industries, Inc., headquartered in Houston, engineers packaged, custom-engineered solutions and systems for the management, distribution and control of electrical energy. Powell markets include large industrial customers such as oil and gas refiners, offshore oil and gas producers, petrochemical plants, pipelines, gas and liquid terminals, pulp and paper producers, mining and metal operations, traction power facilities, and electric utilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

###